Exhibit 99.1

Pioneer Power Delivers Quarterly Revenue of $9.5 Million, Up 172% Year-over-Year and 52% Sequentially, Driven by Demand for E-Bloc Solution

Full-Year Revenue Up 48% to $27.0 Million, Backlog Grows 63% Year-Over-Year to $37.2 Million;

Fourth Quarter Earnings per Share of $0.10; Management Expects Positive EPS for Full-Year of 2023; Company Expects Full Year Revenue Growth of At Least 50% for 2023

FORT LEE, N.J., March 30, 2023 /PRNewswire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer”, “Pioneer Power” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced financial results for the fourth quarter and full-year ended December 31, 2022.

Financial Highlights for the Fourth Quarter and Full-Year of 2022:

●	Fourth quarter revenue increased approximately 172% to $9.5 million, as compared to $3.5 million for the fourth quarter of 2021.
●	Full-Year revenue increased 48% to $27.0 million compared to $18.3 million.
●	Pioneer’s total backlog was $37.2 million at December 31, 2022, a record since the Company sold its transformer business units three years ago, up 33% as compared to $27.9 million at September 30, 2022, and up 63% as compared to $22.8 million at December 31, 2021.
●	Fourth quarter gross profit increased significantly to $2.8 million, or a 29.0% gross margin, as compared to gross profit of $25,000, or a 0.7% gross margin, for the fourth quarter of 2021.
●	Full-year gross profit was $4.6 million, or a 17.1% gross margin, compared to gross profit of $1.4 million, or a 7.6% gross margin, in 2021.
●	Fourth quarter total operating income was $760,000, compared to an operating loss of $1.5 million in the fourth quarter of last year.
●	Full-year operating loss was $4.0 million compared to an operating loss of $3.9 million in 2021. The Company recognized $1.0 million of non-cash, stock-based compensation expense during 2022, as compared to $186,000 during 2021.
●	Fourth quarter net income was $948,000, or $0.10 per basic and diluted share, compared to a net loss of $1.4 million, or $(0.16) per basic and diluted share, last year.
●	Full-year net loss was $3.6 million, or $(0.37) per share, compared to $2.2 million, or $(0.24) per share last year.
●	The Company had $14.3 million of net operating loss carryforwards at December 31, 2022.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “Pioneer nearly tripled its quarterly revenue from the fourth quarter last year, and reported solid operating and net income, demonstrating robust and growing demand for our solutions. This growth is due to our innovative products providing simple solutions to large and underserved needs, aligned with durable, secular catalysts. We are squarely positioned at the epicenter of two major trends, the electrification of the transportation system and distributed generation technology, enabling our customers to produce some or all of their power on-site from solar, wind, and other resources, relying less on the grid and providing greater resilience, lower emissions and reduced energy costs. We fully expect this growth to continue based on our firm backlog of over $37.2 million at December 31, specific shipment schedules, and increasing demand. We expect to achieve total revenue between $42 and $45 million in 2023, or at least 50% topline growth, as we continue to benefit from a robust market for our products and solutions.”

“In addition, improved utilization of our manufacturing capabilities enabled significant margin expansion ahead of schedule in the fourth quarter, and we now expect to generate positive earnings per share for the full year of 2023,” stated Mazurek. “This profitability comes even as we continue to invest in sales, marketing, and product development in order to enhance our already strong competitive position.”

The foregoing projected outlook constitutes forward-looking information and is intended to provide information about management’s current expectations for the Company’s 2023 fiscal year. Although considered reasonable as of the date hereof, such outlook and the underlying assumptions may prove to be inaccurate. Accordingly, actual results could differ materially from the Company’s expectations as set forth herein. See “Forward-Looking Statements”.

In preparing the above outlook, the Company assumed, among other things, (i) that the Company’s backlog orders will translate into recorded sales, (ii) that the Company will be able to satisfactorily complete and deliver all orders and (iii) the timely payment by customers for all order. This section includes forward-looking statements. See “Forward-Looking Statements”.

Fourth Quarter 2022 Financial Results

Revenue

Total revenue for the three months ended December 31, 2022 was $9.5 million, an increase of approximately 172%, as compared to $3.5 million during the fourth quarter of last year primarily due to an increase in sales of our E-Bloc power systems and automatic transfer switches. Revenue from the T&D Solutions segment increased approximately 389%, and revenue from the Critical Power segment increased approximately 9% during the fourth quarter of 2022 as compared to the same period last year.

Gross Profit/Margin

Total gross profit for the fourth quarter of 2022 was $2.8 million, or a 29.0% gross margin, compared to a gross profit of $25,000, or a 0.7% gross margin, for the same period in 2021. The increase in gross profit and margin is primarily due to higher revenue, driving improved manufacturing utilization, and a favorable sales mix of higher margin E-Bloc power systems and automatic transfer switches.

Operating Income (Loss)

For the three months ended December 31, 2022, operating income was $760,000 as compared to an operating loss of $1.5 million during the fourth quarter of 2021. The $2.3 million increase is primarily due to revenue growth and improved manufacturing utilization, even as the company continued to invest in product development and marketing costs related to the e-Boost and E-Bloc initiatives.

Net Income (Loss)

The Company’s net income was $948,000, or $0.10 per basic and diluted share, for the three months ended December 31, 2022, as compared to a net loss of $1.4 million, or $(0.16) per basic and diluted share, during the three months ended December 31, 2021.

Full-Year 2022 Financial Results

Revenue

Total revenue for the year ended December 31, 2022 was $27.0 million, an increase of 48% as compared to $18.3 million during the year ended December 31, 2022. Revenue from the T&D Solutions segment increased approximately 83%, and revenue from the Critical Power segment increased approximately 9% during the year ended December 31, 2022 as compared to the same period last year. The revenue increase in the Company’s T&D Solutions segment is primarily due to increased sales of E-Bloc power systems, automatic transfer switches and low voltage equipment, offset by a reduction in sales of medium voltage equipment.

Gross Profit/Margin

Total gross profit for 2022 was $4.6 million, or a 17.1% gross margin, compared to gross profit of $1.4 million, or a 7.6% gross margin, for the same period in 2021. For the year ended December 31, 2022, gross margin percentage from our T&D Solutions segment increased by 1,660 basis points, from 0.6% to 17.2%, as compared to the year ended December 31, 2021. The increase in gross margin percentage was primarily due to increased sales of our E-Bloc power systems and automatic transfer switches, a favorable sales mix and improved productivity from our manufacturing facility.

Operating Loss

Total operating loss for the year ended December 31, 2022 was $4.0 million as compared to $3.9 million during the same period last year.

Net Loss

The Company’s net loss for 2022 was $3.6 million, or $(0.37) per basic and diluted share, compared to a net loss of $2.2 million, or $(0.24) per basic and diluted share, during 2021. During 2022, the Company recognized $1.0 million in non-cash, stock-based compensation expense as compared to $186,000 of expense during the same period last year. During the year ended December 31, 2021, the Company recognized a one-time gain of $1.4 million for the extinguishment and forgiveness of the loan under the SBA Paycheck Protection Program.

Balance Sheet

At December 31, 2022, the Company had $10.3 million in cash and working capital of $14.1 million, compared to $11.7 million in cash, including restricted cash, and working capital of $18.6 million as of December 31, 2021. The Company had no bank debt on the balance sheet at December 31, 2022.

2023 Outlook

Management expects total revenue between $42 and $45 million in fiscal year 2023, or at least 50% over fiscal year 2022. Management also expects to generate net income and earnings per share for the full fiscal year 2023.

Earnings Conference Call:

Management will host a conference call later today, Thursday, March 30, 2023 at 5 p.m. Eastern Time to discuss Pioneer’s 2022 fourth quarter and year-end financial results with the investment community. Anyone interested in participating should call 1-877-423-9813 if calling within the United States or 1-201-689-8573 if calling internationally. When asked, please reference confirmation code 13737062.

A replay will be available until April 6, 2023 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 13737062 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at https://viavid.webcasts.com/starthere.jsp?

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on one customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(Unaudited; In thousands, except share data)

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$10,296	$9,924
Restricted cash	-	1,775
Notes receivable and accrued interest	-	5,778
Accounts receivable, net	11,139	2,429
Inventories	8,748	4,160
Prepaid expenses and other current assets	2,853	1,069
Total current assets	33,036	25,135
Property and equipment, net	1,800	516
Right-of-use assets	2,177	2,237
Other assets	162	39
Total assets	$37,175	$27,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$8,297	$4,159
Deferred revenue	10,665	2,423
Total current liabilities	18,962	6,582
Other long-term liabilities including the non-current portion of lease liabilities of $1,215 and $1,519	1,280	1,793
Total liabilities	20,242	8,375
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	-	-
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,644,545 and 9,640,545 shares issued and outstanding on December 31, 2022 and 2021, respectively	10	10
Additional paid-in capital	32,859	31,840
Accumulated other comprehensive income	14	14
Accumulated deficit	(15,950)	(12,312)
Total stockholders’ equity	16,933	19,552
Total liabilities and stockholders’ equity	$37,175	$27,927

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues	$9,524	$3,498	$27,000	$18,311
Cost of goods sold	6,764	3,473	22,393	16,918
Gross profit	2,760	25	4,607	1,393
Operating expenses
Selling, general and administrative	2,000	1,518	8,636	5,255
Total operating expenses	2,000	1,518	8,636	5,255
Income (loss) from operations	760	(1,493)	(4,029)	(3,862)
Interest income	(144)	(99)	(465)	(387)
Other (income) expense, net	(44)	1	67	(1,292)
Income (loss) before taxes	948	(1,395)	(3,631)	(2,183)
Income tax expense (benefit)	-	3	7	(16)
Net income (loss)	$948	$(1,398)	$(3,638)	$(2,167)

Earnings (loss) per share:
Basic	$0.10	$(0.16)	$(0.37)	$(0.24)
Diluted	$0.10	$(0.16)	$(0.37)	$(0.24)

Weighted average common shares outstanding:
Basic	9,770	8,858	9,728	8,858
Diluted	9,791	8,858	9,728	8,858

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(Unaudited; In thousands)

	Year Ended
	December 31,
	2022	2021
Operating activities
Net loss	$(3,638)	$(2,167)
Depreciation	228	153
Amortization of right-of-use finance leases	238	285
Amortization of imputed interest	(455)	(428)
Interest expense from PPP Loan	-	4
Gain on forgiveness of PPP Loan	-	(1,417)
Amortization of right-of-use operating leases	663	580
Change in receivable reserves	(140)	71
Proceeds from insurance receivable	-	95
Stock-based compensation	1,002	186
Changes in current operating assets and liabilities:
Accounts receivable	(8,570)	115
Inventories	(4,589)	(1,756)
Prepaid expenses and other assets	(1,799)	(195)
Income taxes	28	397
Accounts payable and accrued liabilities	3,782	27
Deferred revenue	8,243	1,709
Operating lease liabilities	(639)	(752)
Net cash used in operating activities	(5,646)	(3,093)

Investing activities
Purchases of property and equipment	(1,512)	(237)
Collection of notes receivable	6,234	-
Net cash provided by/ (used in) investing activities	4,722	(237)

Financing activities
Payment of deferred payroll taxes	(112)	(100)
Net proceeds from the exercise of options for common stock	17	58
Net proceeds from issuance of common stock	-	8,663
Payment to affiliates	(129)	-
Dividend paid to shareholders	-	(1,047)
Principal repayments of financing leases	(255)	(112)
Net cash (used in)/ provided by financing activities	(479)	7,462

(Decrease) increase in cash and restricted cash	(1,403)	4,132
Cash, and restricted cash, beginning of year	11,699	7,567
Cash, and restricted cash, end of period	$10,296	$11,699

Supplemental cash flow information:
Interest paid	4	3
Income taxes paid, net of refunds	(20)	(395)
Non-cash investing and financing activities:
Acquisition of right-of-use assets and lease liabilities	841	1,598

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